Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

May 23, 2022
111 Broadway Suite 807 New York, NY 10006 T - (212) 332-8160 F - (212) 332-8161
Creatd, Inc. 648 Broadway Suite 200 New York, NY 10012	www. lucbro.com

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Creatd, Inc., a Nevada corporation (the “Company”), in connection with the registration for resale from time to time by certain selling stockholders of up to 2,927,914 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Shares include (A) (i) 1,401,457 shares of Common Stock and (ii) 1,401,457 shares of Common Stock underlying the Warrants, issued in connection with securities purchase agreements the Company entered into with the Selling Shareholders on March 1, 2022 (the “Private Placement Financing”), and (B) 125,000 shares issued to the Placement Agent in the Private Placement Financing.

The offering of the Shares will be as set forth in the prospectus contained in the Registration Statement, as amended, and as supplemented from time to time.

In rendering these opinions, we have examined the Company’s Articles of Incorporation and Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain factual matters on information obtained from officers of the Company. We are opining herein as to the laws of the United States and Chapter 78 of the Nevada Revised Statutes of the State of Nevada, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

The issuance of the Shares has been duly authorized by all necessary corporate action of the Company, and when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders of such Shares and Warrants, and have been issued by the Company upon exercise of the Warrants, the Shares will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP